Exhibit 99.1

FMC Corporation 1735 Market Street Philadelphia, PA 19103
News Release
215.299.6000 phone 215.299.5998 fax www.fmc.com
For Release: Immediate
	Media contact:	Jim Fitzwater – 215.299.6633
	Investor relations contact:	Brennen Arndt – 215.299.6266

FMC Corporation Announces Fourth Quarter 2007 Results and Outlook for 2008

•	Record fourth quarter operating results with segment earnings up 40 percent

•	Higher book tax rate and lower LIFO income unfavorably impact earnings before restructuring and other income and charges by $0.28 per diluted share

•	Earnings of $0.59 per diluted share before restructuring and other income and charges

•	Full year 2008 outlook of $3.80 to $4.00 per diluted share for earnings before restructuring and other income and charges

PHILADELPHIA, February 6, 2008 — FMC Corporation (NYSE: FMC) today reported net income of $40.9 million, or $0.53 per diluted share, in the fourth quarter of 2007, versus net income of $12.2 million, or $0.16 per diluted share, in the fourth quarter of 2006. Net income in the current quarter included restructuring and other income and charges of $4.3 million after-tax, or charges of $0.06 per diluted share, versus restructuring and other income and charges of $35.6 million after-tax, or charges of $0.45 per diluted share, in the prior-year quarter. Excluding these items, the company earned $0.59 per diluted share in the current quarter versus $0.61 per diluted share in the fourth quarter of 2006. Fourth quarter revenue of $674.3 million increased 15 percent versus $587.3 million in the prior year.

William G. Walter, FMC chairman, president and chief executive officer, said, “All of our businesses delivered outstanding results in the fourth quarter, enabling us to finish our fourth straight record year for the company. Agricultural Products achieved sales gains across Asia and Latin America and once again benefited from supply chain productivity improvements. Specialty Chemicals realized higher volumes and selling prices in lithium and strong commercial performance in BioPolymer. Industrial Chemicals demonstrated robust operating momentum, driven by higher selling prices in soda ash, volume growth across the segment and improved power market conditions in Spain.”

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Page 2/ FMC Corporation Announces Fourth Quarter 2007 Results

Revenue in Agricultural Products of $229.5 million was 18 percent higher than the prior-year quarter. Sales gains were achieved across Asia and Latin America, particularly in Brazil driven by robust agrochemical market conditions. Segment earnings before interest and taxes (“segment earnings”) of $31.9 million were up 44 percent versus the year-ago quarter, driven by the higher sales and continued global supply chain productivity improvements.

Revenue in Specialty Chemicals was $161.0 million, an increase of 10 percent versus the prior-year quarter, due to higher volumes and selling prices in lithium and strong commercial performance in BioPolymer. Segment earnings of $34.1 million increased 39 percent versus the year-ago quarter, as a result of the higher sales and continued manufacturing productivity improvements, partially offset by higher raw material costs.

Revenue in Industrial Chemicals was $284.5 million, an increase of 15 percent from the prior-year quarter, driven by higher selling prices for soda ash, volume growth across the segment and favorable currency translation. Segment earnings of $28.8 million increased 36 percent versus the year-ago quarter, as higher sales and improved power market conditions in Spain more than offset higher raw material and energy costs.

Corporate expense was $12.8 million, up from $12.4 million in the prior-year quarter. Other Income (Expense) was an expense of $3.1 million versus income of $11.5 million prior-year quarter, driven by lower LIFO income. Book tax rate on earnings before restructuring and other income and charges was 36.3 percent compared to 19.1 percent in the prior-year quarter. Taken together, the higher book tax rate and lower LIFO income unfavorably impacted earnings before restructuring and other income and charges by $0.28 per diluted share compared to the prior-year quarter. Interest expense, net, was $7.9 million as compared to $7.8 million in the year-ago quarter. On December 31, 2007, gross consolidated debt was $545.2 million, and debt, net of cash, was $469.7 million. For the quarter, depreciation and amortization was $33.0 million and capital expenditures were $38.9 million.

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Page 3/ FMC Corporation Announces Fourth Quarter 2007 Results

Full Year 2007 Results

Revenue was $2,632.9 million, an increase of 12 percent versus $2,345.9 million in the prior year. Net income was $132.4 million, or $1.71 per diluted share, as compared to $131.3 million, or $1.66 per diluted share, in the prior year. Net income in 2007 included restructuring and other income and charges of $107.3 million, or charges of $1.38 per diluted share versus restructuring and other income and charges of $84.4 million, or charges of $1.07 per diluted share in 2006. Excluding these items, the company earned $239.7 million, or $3.09 per diluted share for the full year 2007, versus $215.7 million, or $2.73 per diluted share, for the full year 2006.

Revenue in Agricultural Products was $889.7 million, an increase of 16 percent versus the prior year. Higher sales were realized in all geographic regions, but were particularly strong in Brazil due to increased planted acres in key crops and higher commodity prices. Sales growth in Europe was driven by increased demand for bio-fuels crops, new product introductions and the benefit of the stronger euro. In Asia, sales increased due to better growing conditions in several countries. Segment earnings of $207.0 million increased 38 percent versus the prior year as a result of the higher sales and continued global supply chain productivity improvements, which more than offset higher incremental selling and distribution costs due to the increased sales and higher raw material and energy costs.

Revenue in Specialty Chemicals was $659.5 million, an increase of 11 percent versus the prior year, driven by higher selling prices for primary lithium compounds and strong commercial performance in both pharmaceutical and food businesses in BioPolymer. Segment earnings of $142.7 million increased 20 percent versus the prior year due to higher sales, improved mix and continued productivity improvements, which more than offset increased raw material costs.

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Page 4/ FMC Corporation Announces Fourth Quarter 2007 Results

Revenue in Industrial Chemicals was $1,087.1 million, an increase of 10 percent versus the prior year, as a result of higher selling prices for soda ash and volume growth across the segment. Segment earnings of $92.5 million decreased 4 percent versus the prior year, as higher energy and raw material costs across the segment and lower electricity selling prices in Spain in the first three quarters of the year more than offset the positive impact of higher sales.

Corporate expense was $52.3 million, as compared to $46.2 million in 2006. Other Income (Expense) was an expense of $12.0 million versus income of $3.0 million in the prior year, driven by lower LIFO income. Interest expense, net, was $34.9 million, up from $32.9 million in the prior year. Book tax rate on earnings before restructuring and other charges was 30.1 percent compared to 25.4 percent in the prior year. For the year, depreciation and amortization was $133.7 million and capital expenditures were $115.4 million.

Outlook

Regarding the outlook for 2008, Walter said, “We expect another record year in 2008 with earnings before restructuring and other income and charges of $3.80 to $4.00 per diluted share. Industrial Chemicals carries strong operating momentum into the new year and should benefit from continued volume growth, higher pricing levels and improved power market conditions in Spain. We look for further growth in Agricultural Products through the successful application of its focused strategy, new product introductions and additional global supply chain productivity improvements. In Specialty Chemicals, earnings growth will be driven by strong commercial performance in BioPolymer and continued productivity improvements across the segment. We expect to achieve these results despite the headwinds of higher raw material costs across our businesses. We will derive significant benefit in 2008 from our global footprint, the non-cyclical nature of our end-use markets and our limited exposure to rising petrochemical costs.”

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Page 5/ FMC Corporation Announces Fourth Quarter 2007 Results

Walter added, “For the first quarter of 2008, we expect earnings before restructuring and other income and charges of $1.15 to $1.20 per diluted share, driven by double-digit earnings growth in all operating segments of our company.”

FMC will conduct its fourth quarter conference call and webcast at 11:00 a.m. ET on Thursday, February 7, 2008. This event will be available live and as a replay on the web at http://www.fmc.com. Prior to the conference call, the Company will also provide supplemental information on the web including its 2008 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs over 5,000 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2006 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenue	$674.3	$587.3	$2,632.9	$2,345.9
Costs of sales and services	478.7	415.6	1,830.1	1,636.5
Selling, general and administrative expenses	86.2	77.4	315.3	284.9
Research and development expenses	27.2	26.7	94.6	96.9
In-process research and development	—	—	2.0	2.0
Restructuring and other charges	22.9	7.2	162.9	74.8

Total costs and expenses	615.0	526.9	2,404.9	2,095.1

Income from operations	59.3	60.4	228.0	250.8
Equity in (earnings) loss of affiliates	(0.2)	(0.6)	(2.5)	(2.3)
Minority interests	3.5	1.3	9.6	7.8
Interest expense, net	7.9	7.8	34.9	32.9
Loss on extinguishment of debt	—	—	0.3	—

Income from continuing operations before income taxes	48.1	51.9	185.7	212.4
Provision for income taxes	2.2	20.0	29.0	68.3

Income from continuing operations	45.9	31.9	156.7	144.1
Discontinued operations, net of income taxes	(5.0)	(19.7)	(24.3)	(12.8)

Net income	$40.9	$12.2	$132.4	$131.3

Basic earnings (loss) per common share:
Continuing operations	$0.62	$0.42	$2.08	$1.88
Discontinued operations	(0.07)	(0.26)	(0.32)	(0.17)

Basic earnings per common share	$0.55	$0.16	$1.76	$1.71

Average number of shares used in basic earnings per share computations	74.8	75.9	75.4	76.6

Diluted earnings (loss) per common share:
Continuing operations	$0.59	$0.41	$2.02	$1.82
Discontinued operations	(0.06)	(0.25)	(0.31)	(0.16)

Diluted earnings per common share	$0.53	$0.16	$1.71	$1.66

Average number of shares used in diluted earnings per share computations	77.1	78.3	77.6	79.1

Other Data:
Capital expenditures	$38.9	$35.1	$115.4	$115.6
Depreciation and amortization expense	$33.0	$33.8	$133.7	$131.8

Attachment 1 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenue	$674.3	$587.3	$2,632.9	$2,345.9
Costs of sales and services	478.7	415.6	1,836.2	1,636.5
Selling, general and administrative expenses	86.2	77.4	315.3	284.9
Research and development expenses	27.2	26.7	94.6	96.9

Total costs and expenses	592.1	519.7	2,246.1	2,018.3
Income from operations	82.2	67.6	386.8	327.6
Equity in (earnings) loss of affiliates	(0.2)	(0.6)	(2.1)	(2.3)
Minority interests	3.5	1.3	11.0	7.8
Interest expense, net	7.9	7.8	34.9	32.9

Income from continuing operations before income taxes, excluding restructuring and other income and charges	71.0	59.1	343.0	289.2
Provision for income taxes	25.8	11.3	103.3	73.5

After-tax income from continuing operations, excluding restructuring and other income and charges *	$45.2	$47.8	$239.7	$215.7

Basic after-tax income from continuing operations per share, excluding restructuring and other income and charges	$0.60	$0.63	$3.18	$2.82

Average number of shares used in basic after-tax income per share computations	74.8	75.9	75.4	76.6

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges	$0.59	$0.61	$3.09	$2.73

Average number of shares used in diluted after-tax income per share computations	77.1	78.3	77.6	79.1

*	The Company believes that the Non-GAAP financial measure “After-tax income from continuing operations, excluding restructuring and other income and charges,” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other income and charges from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

See attachment 3 of 6 for the reconciliation of Non-GAAP financial measures to GAAP financial results.

Attachment 2 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NET INCOME (GAAP) TO AFTER-TAX INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net income (GAAP)	$40.9	$12.2	$132.4	$131.3
Discontinued operations, net of income taxes (a)	5.0	19.7	24.3	12.8
Restructuring and other (income) charges, net (b)	22.9	7.2	155.0	74.8
In-process research and development (c)	—	—	2.0	2.0
Loss on extinguishment of debt (d)	—	—	0.3	—
Tax effect of restructuring and other (income) charges, in-process research and development, and loss on extinguishment of debt	(8.5)	(2.4)	(58.9)	(17.7)
Tax adjustments (e)	(15.1)	11.1	(15.4)	12.5

After-tax income from continuing operations, excluding restructuring and other income and charges (Non-GAAP)	$45.2	$47.8	$239.7	$215.7

Diluted earnings per common share (GAAP)	$0.53	$0.16	$1.71	$1.66
Discontinued operations per diluted share	0.06	0.25	0.31	0.16
Restructuring and other (income) charges, net per diluted share, before tax	0.30	0.09	2.00	0.94
In-process research and development per diluted share, before tax	—	—	0.03	0.03
Loss on extinguishment of debt per diluted share, before tax	—	—	0.01	—
Tax effect of restructuring and other (income) charges, in-process research and development and loss on extinguishment of debt	(0.10)	(0.03)	(0.76)	(0.22)
Tax adjustments per diluted share	(0.20)	0.14	(0.21)	0.16

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges (Non-GAAP)	$0.59	$0.61	$3.09	$2.73

Average number of shares used in diluted after-tax income from continuing operations per share computations	77.1	78.3	77.6	79.1

(a)	Discontinued operations for the three and twelve months ended December 31, 2007 as well as the three and twelve months ended December 31, 2006 primarily includes provision for environmental liabilities and legal reserves and expenses related to previously discontinued operations. Partially offsetting the provision for the twelve months ended December 31, 2006 is gain from sale of land locations in San Jose, California to the City of San Jose of $14.0 million. The land sale completed the sale of land that was formerly used by our defense business, which we divested in 1997.

(b)	2007

Amounts for the three months ended December 31, 2007 primarily include continued charges related to the closure of our Baltimore agricultural chemicals facility ($15.0 million), charges associated with continuing environmental sites as a Corporate charge ($4.0 million) and severance charges in our Industrial Chemicals segment ($1.8 million).

For the twelve months ended December 31, 2007, amounts primarily include charges related to the closure of our Baltimore facility ($104.9 million), charges associated with the asset abandonment of one of our Foret cogeneration facilities which is part of our Industrial Chemicals segment ($8.2 million before minority interest) and charges related to the settlement of all claims with Solutia and Astaris (now known as Siratsa) regarding our contribution of PPA technology to the Astaris joint venture in our Industrial Chemicals segment ($22.5 million). Remaining charges for the twelve months ended December 31, 2007 primarily include the Foret impairment charges due to the commitment to the abandonment of certain fixed assets ($4.0 million) as well as charges associated with continuing environmental sites as a Corporate charge ($10.2 million) and severance costs ($6.8 million) primarily in our Industrial Chemicals segment.

In addition to the line item "Restructuring and other charges" as presented in the condensed consolidated statements of operations and discussed in detail above, the line item in the above reconciliation includes the following:

Attachment 3 of 6

•

A $0.4 million gain related to cash received from our Astaris joint venture whose assets were substantially sold in 2005. On the condensed consolidated statements of operations this gain is included in “Equity in (earnings) loss of affiliates” for the twelve months ended December 31, 2007.

•

Minority interest of $1.4 million related to the abandonment of one of our Foret co-generation facilities as previously discussed above. We own 75% of this entity. The minority interest is included in “Minority interests” in the condensed consolidated statements of operations for the twelve months ended December 31, 2007.

•

A non-cash gain of $6.1 million related to an adjustment to our last in, first out (LIFO) inventory reserves as a result of a correction in determining our initial LIFO inventory base year. This gain was recorded to “Costs of sales and services” for the twelve months ended December 31, 2007 in the condensed consolidated statements of operations.

2006

Amounts for the three months ended December 31, 2006 primarily include environmental reserve adjustments for our continuing environmental sites ($4.5 million), and severance costs in our Specialty Chemicals segment due to a workforce restructuring ($1.3 million). For the twelve months ended December 31, 2006 amounts primarily include charges related to the settlement of an antitrust class action involving our microcrystalline cellulose product in our Specialty Chemicals segment ($25.7 million), abandonment of a building at one of our manufacturing locations in our Agricultural Products segment ($6.0 million) and asset abandonment and severance charges related to workforce reductions at our Princeton, New Jersey R&D facility ($5.3 million) also in our Agricultural Products segment, and a charge of €25 million (US$30 million) related to a fine imposed on us by the European Commission as a result of alleged violations of competition law in the hydrogen peroxide business in Europe prior to 2000. This fine is associated with our Industrial Chemicals segment. We have appealed the decision of the European Commission.

(c)	Proprietary Fungicide Agreement

In the second quarter of 2006, our Agricultural Products segment entered into agreements in which we were granted an initial right to further develop a third party's proprietary fungicide in certain geographic markets. Under those agreements, we paid $2.0 million and recorded the amount as a charge to “In-process research and development” in the condensed consolidated statement of operations for the twelve months ended December 31, 2006.

In the first quarter of 2007, our Agricultural Products segment acquired further rights from this third-party company to develop their proprietary fungicide. In acquiring those further rights, we paid an additional $1.0 million and have recorded this amount as a charge to “In-process research and development” in the condensed consolidated statement of operations for the twelve months ended December 31, 2007.

Collaboration and License Agreement

In the third quarter of 2007, our Agricultural Products segment entered into a collaboration and license agreement with a third-party company for the purpose of obtaining certain technology and intellectual property rights. We paid an initial $1.0 million upon entering into this agreement and have recorded the amount as a charge to “In-process research and development” in the condensed consolidated statement of operations for twelve months ended December 31, 2007.

(d)	Amount for the twelve months ended December 31, 2007 represents loss on the early extinguishment of debt related to the Domestic credit agreement which replaced the 2005 credit agreement. The loss represents the write-off of deferred financing fees associated with our previous credit agreements.

(e)	Tax adjustments for the three and twelve months ended December 31, 2007 primarily include tax benefits related to the reversal of certain tax valuation allowances. These allowances are no longer necessary because of our expectation that the related deferred tax assets are now likely to be realized. Partially offsetting these valuation adjustments are charges associated with adjustments to deferred income taxes and other adjustments related to prior year tax matters.

Tax adjustments for the three and twelve months ended December 31, 2006 primarily represent charges associated with adjustments to deferred income taxes and other adjustments related to prior year tax matters.

Attachment 3 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenue
Agricultural Products	$229.5	$194.5	$889.7	$765.9
Specialty Chemicals	161.0	146.0	659.5	592.8
Industrial Chemicals	284.5	247.7	1,087.1	990.9
Eliminations	(0.7)	(0.9)	(3.4)	(3.7)

Total	$674.3	$587.3	$2,632.9	$2,345.9

Income from continuing operations before income taxes
Agricultural Products	$31.9	$22.1	$207.0	$149.9
Specialty Chemicals	34.1	24.5	142.7	118.8
Industrial Chemicals	28.8	21.2	92.5	96.7
Eliminations	—	—	—	(0.1)

Segment operating profit	94.8	67.8	442.2	365.3
Corporate	(12.8)	(12.4)	(52.3)	(46.2)
Other income (expense), net	(3.1)	11.5	(12.0)	3.0

Operating profit from continuing operations before items noted below:	78.9	66.9	377.9	322.1
Restructuring and other income (charges), net (a)	(22.9)	(7.2)	(155.0)	(74.8)
Interest expense, net	(7.9)	(7.8)	(34.9)	(32.9)
In-process research and development (b)	—	—	(2.0)	(2.0)
Loss on extinguishment of debt (c)	—	—	(0.3)	—

Income from continuing operations before income taxes	$48.1	$51.9	$185.7	$212.4

(a)	Amounts for the three months ended December 31, 2007 related to Agricultural Products ($15.0 million), Industrial Chemicals ($2.7 million), Specialty Chemicals ($1.2 million) and Corporate ($4.0 million). Amounts for the three months ended December 31, 2006 related to Specialty Chemicals ($2.2 million), Industrial Chemicals ($0.5 million) and Corporate ($4.5 million).

Amounts for the twelve months ended December 31, 2007 related to Agricultural Products ($106.3 million), Industrial Chemicals ($41.5 million), Specialty Chemicals ($3.1 million) and Corporate ($4.1 million). Amounts for the twelve months ended December 31, 2006 related to Industrial Chemicals ($31.9 million), Specialty Chemicals ($26.3 million), Agricultural Products ($11.4 million) and Corporate ($5.2 million).

See Note B to the schedule “Reconciliation of Net Income (GAAP) to After-Tax Income from Continuing Operations Excluding Restructuring and Other Income and Charges (Non-GAAP)” for further details on the components that make up this line item.

(b)	See Note C to the schedule “Reconciliation of Net Income (GAAP) to After-Tax Income from Continuing Operations Excluding Restructuring and Other Income and Charges (Non-GAAP)” for further details on the components that make up this line item.

(c)	Amount for the twelve months ended December 31, 2007 represents loss on the early extinguishment of debt related to the Domestic credit agreement which replaced the 2005 credit agreement. The loss represents the write-off of deferred financing fees associated with our previous credit agreements.

Attachment 4 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	December 31, 2007	December 31, 2006
Cash and cash equivalents	$75.5	$165.5
Trade receivables, net	599.7	537.9
Inventories	275.0	219.4
Other current assets	126.9	91.3
Deferred income taxes	117.0	53.7

Total current assets	1,194.1	1,067.8

Property, plant and equipment, net	934.7	1,025.1
Goodwill	180.2	163.6
Deferred income taxes	259.0	336.5
Other long - term assets	165.4	147.7

Total assets	$2,733.4	$2,740.7

Short - term debt	$47.9	$53.7
Current portion of long - term debt	77.7	52.5
Accounts payable, trade and other	327.4	301.4
Guarantees of vendor financing	29.7	25.6
Accrued pensions and other post-retirement benefits, current	10.6	7.5
Other current liabilities	258.1	276.8

Total current liabilities	751.4	717.5

Long-term debt	419.6	523.5
Long-term liabilities	498.1	489.5
Stockholders’ equity	1,064.3	1,010.2

Total liabilities and stockholders’ equity	$2,733.4	$2,740.7

Attachment 5 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Twelve Months Ended December 31,
	2007	2006
Cash provided by operating activities	$314.7	$307.2

Cash (required) by operating activities of discontinued operations	(45.1)	(43.2)

Cash provided (required) by investing activities:
Capital expenditures	(115.4)	(115.6)
Other investing activities	(5.2)	5.8

	(120.6)	(109.8)

Cash provided (required) by financing activities:
Increase (decrease) in short-term debt	(5.1)	(27.1)
Financing fees	(0.7)	—
Repayment of long-term debt	(95.9)	(91.5)
Distributions to minority partners	(10.2)	(7.3)
Dividends paid	(29.7)	(21.0)
Repurchases of common stock	(116.4)	(92.2)
Issuances of common stock, net	14.6	40.6

	(243.4)	(198.5)

Effect of exchange rate changes on cash	4.4	3.4

Increase (decrease) in cash and cash equivalents	(90.0)	(40.9)
Cash and cash equivalents, beginning of year	165.5	206.4

Cash and cash equivalents, end of period	$75.5	$165.5

Attachment 6 of 6